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                                                                    EXHIBIT 23.1

                          CONSENT OF BDO SEIDMAN, LLP,
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
MicroTel International, Inc.


We hereby consent to the use in the prospectus constituting a part of this Amendment No. 3 to Registration Statement on Form S-1 of our reports dated March 3, 2001 relating to the consolidated financial statements and consolidated financial statement schedule of MicroTel International, Inc. and December 4, 2000 relating to the financial statements of T-Com, LLC, that are contained in that prospectus. Our report on the financial statements of T-COM, LLC contains an explanatory paragraph regarding T-COM, LLC's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the prospectus.

                              /S/ BDO SEIDMAN, LLP

Orange County, California
May 25, 2001